Exhibit 99(a)
News release

—AT THE COMPANY—
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502
FOR IMMEDIATE RELEASE

Wednesday, February 9, 2011
UFPI reports annual net sales of $1.9 billion for 2010, up 13 percent over 2009
Fourth-quarter sales up 12 percent over 2009
—Posts sales growth in all markets and double-digit increases in two; maintains strong balance sheet—
GRAND RAPIDS, Mich., Wed., Feb. 9, 2011 — Universal Forest Products, Inc. (Nasdaq: UFPI) today announced 2010 results that include annual net sales of $1.9 billion, up 13 percent over 2009 annual net sales of $1.7 billion. Fourth-quarter 2010 sales of $378.7 million were up 12 percent over the same period of 2009. In 2010, the Company saw sales growth in each of its markets in the fourth quarter and for the year. Annual net earnings for 2010 were $17.4 million, or $0.89 per diluted share, compared to annual net earnings of $24.3 million, or $1.25 per diluted share, for 2009. Earnings for the fourth quarter of 2010 were $124,000 or $0.01 per diluted share, compared with a 2009 fourth-quarter loss of $663,000 or ($0.03) per diluted share. Fourth-quarter 2010 results include a non-cash tax benefit of $2.4 million, or $0.13 per diluted share, associated with removing a valuation allowance against a deferred tax asset.
“We said our focus in 2010 would be on growing our top line, and that’s exactly what we did,” said CEO Michael B. Glenn. “I’m proud of our people, and of our ability to maintain profitability and the best balance sheet in the industry. In 2011, our challenges will be to find and capitalize on new opportunities for growth, to do what it takes to be the preferred supplier to our markets and to continually enhance our efficiency. We have the best people, the right strategies and a strong organization in place, and we’re confident in our opportunities to achieve sustainable growth and success in today’s economy.”
Glenn noted that the Company ended the year with $43.4 million in cash and $55.3 million in debt, putting it in a strong position to employ strategies to enhance its growth and return to shareholders, such as acquisitions, stock repurchases and dividend payments.
—more—

Universal Forest Products, Inc.

The Company estimates that higher lumber prices had the effect of increasing selling prices by approximately 4 percent in the quarter over the same period of 2009. By market, the Company posted the following fourth-quarter and annual gross sales results for 2010:
Do-It-Yourself/retail: $136.1 million for the fourth quarter, an increase of 4.5 percent over the same period of 2009. Annual gross sales of $814.2 million in 2010 reflect an increase of 1.4 percent over 2009. Sales continued to be affected by weak economic conditions and high unemployment. With experts calling for modest growth in the coming quarters, the Company seeks to create steady, sustainable growth in its DIY business and is focused on innovation and on new market opportunities. The Company is particularly enthused about new products it is developing, which it believes have long-term potential for improved DIY sales.
Industrial packaging/components: $132.0 million for the fourth quarter, an increase of 20.9 percent over the fourth quarter of 2009. For the year, gross sales in this market of $595.4 million reflect an increase of 24.5 percent over 2009. Universal’s industrial business saw healthy growth in 2010, outpacing the 5.9 percent increase in U.S. manufacturing for the year. Unit sales to this market grew 18 percent for the quarter and 17 percent for the year over the same periods of 2009. The Company grew its business with existing customers and also increased its market share, adding 245 new industrial customers in 2010. The industrial market continues to be fragmented, with few national players; therefore, the Company sees it as a large opportunity and continues to devote resources and energy to growing this business, which now is its second largest.
Site-built construction: Fourth-quarter sales of $66.3 million, an increase of 15.9 percent over the same period of 2009. For the year, sales of $269.5 million were up 9.1 percent over 2009. Actual total housing starts for the three months ended November 2010 were flat; single-family starts decreased 10 percent while multifamily starts increased 61 percent compared to the same period of 2009. For the year-to-date, actual housing starts were down 2.6 percent year-to-date through November 2010 from the same period of 2009. The Company’s results reflect its focus on diversifying its business in this market by concentrating on commercial, government and turnkey projects; on remaining a preferred supplier to customers; and on adding new customers. Universal remains committed to site-built construction and has restructured its two divisions in the Eastern United States, bringing all site-built operations under one management team to enhance efficiencies, efforts and communication, and to facilitate growth.
—more—

Universal Forest Products, Inc.

Manufactured housing: $49.6 million in sales for the fourth quarter, an increase of 1.6 percent over the fourth quarter of 2009. For the year, sales increased 32.2 percent over 2009, to $243.0 million. Unit sales to the market were down 4 percent for the quarter and up 15 percent for the year, compared to the same periods of 2009. This outpaced the industry, which saw HUD-Code shipments for the three months ended in November 2010 down more than 9 percent from 2009, according to the most recent data available. November 2010 year-to-date shipments of HUD-Code homes increased 2.3 percent over 2009; year-to-date shipments of modular homes as of the third quarter of 2010 (the most recent data available) were up 12 percent. The Company’s results reflect continued consolidation in the market, in which Universal holds a commanding share, and the positive impact of the Company’s strategies to do more with existing customers and to expand its distribution business.
“Universal is a sales company that has grown revenue year after year. The recent era of rightsizing and declining sales has been tough on our people and culture, and we’re now happy to be focused instead on new products, new opportunities and growth,” Glenn said. “We’re energized by our 2010 sales increases and we’re moving forward with a focus on, and confidence in, growing sales and profitability in 2011.”
OUTLOOK
The Company believes continued challenging economic conditions and uncertainties in the housing market limit its ability to provide meaningful guidance for ranges of likely financial performance; therefore, the Company will not resume the practice of providing guidance in the foreseeable future.
CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thurs., Feb. 10, 2011. The call will be hosted by CEO Michael B. Glenn and CFO Michael Cole, and will be available for analysts and institutional investors domestically at 800-237-9752 or internationally at 617-847-8706. Use conference pass code number 57136129. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through March 11, 2011, domestically at 888-286-8010 or internationally at 617-801-6888. Use replay pass code number 36508858.
—more—

Universal Forest Products, Inc.

UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for DIY/retail home centers and other retailers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging and components for various industries. The Company’s consumer products subsidiary offers a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Its lawn and garden group offers an array of products, such as trellises and arches, to retailers nationwide. Universal’s subsidiaries also provide framing services for the site-built market and forming products for concrete construction. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich., with operations throughout North America. For more about Universal Forest Products, go to www.ufpi.com.
Please be aware that: Any statements included in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by, and information currently available to, the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: adverse lumber market trends, competitive activity, negative economic trends, government regulations and weather. Certain of these risk factors and additional information are included in the Company’s reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED
DECEMBER 2010/2009

	Quarter Period				Year to Date
(In thousands, except per share data)	2010		2009		2010		2009

NET SALES	$378,685	100%	$338,565	100%	$1,890,851	100%	$1,673,000	100%

COST OF GOODS SOLD	332,664	87.8	293,470	86.7	1,660,896	87.8	1,429,336	85.4

GROSS PROFIT	46,021	12.2	45,095	13.3	229,955	12.2	243,664	14.6

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	47,802	12.6	44,629	13.2	197,617	10.5	200,939	12.0
NET LOSS (GAIN) ON DISPOSITION OF ASSETS AND OTHER IMPAIRMENT AND EXIT CHARGES	528	0.1	1,154	0.3	2,049	0.1	(92)	—

EARNINGS (LOSS) FROM OPERATIONS	(2,309)	(0.6)	(688)	(0.2)	30,289	1.6	42,817	2.6

INTEREST, NET	872	0.2	1,075	0.3	3,248	0.2	4,220	0.3

EARNINGS (LOSS) BEFORE INCOME TAXES	(3,181)	(0.8)	(1,763)	(0.5)	27,041	1.4	38,597	2.3

INCOME TAXES (BENEFIT)	(3,636)	(1.0)	(956)	(0.3)	7,200	0.4	13,852	0.8

NET EARNINGS (LOSS)	455	0.1	(807)	(0.2)	19,841	1.0	24,745	1.5

LESS NET (EARNINGS) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(331)	(0.1)	144	—	(2,430)	(0.1)	(473)	—

NET EARNINGS (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$124	—	$(663)	(0.2)	$17,411	0.9	$24,272	1.5

EARNINGS (LOSS) PER SHARE — BASIC	$0.01		$(0.03)		$0.91		$1.26

EARNINGS (LOSS) PER SHARE — DILUTED	$0.01		$(0.03)		$0.89		$1.25

WEIGHTED AVERAGE SHARES OUTSTANDING FOR BASIC EARNINGS (LOSS)	19,210		19,292		19,232		19,256

WEIGHTED AVERAGE SHARES OUTSTANDING FOR DILUTED EARNINGS (LOSS)	19,443		19,292		19,476		19,468

SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2010	%	2009	%	2010	%	2009	%
Do-It-Yourself/Retail	$136,112	36%	$130,206	37%	$814,207	42%	$803,269	47%
Site-Built Construction	66,305	17%	57,196	17%	269,532	14%	247,144	14%
Industrial	132,036	34%	109,187	32%	595,354	31%	478,137	28%
Manufactured Housing	49,641	13%	48,858	14%	243,049	13%	183,815	11%

Total Gross Sales	384,094	100%	345,447	100%	1,922,142	100%	1,712,365	100%
Sales Allowances	(5,409)		(6,882)		(31,291)		(39,365)

Total Net Sales	$378,685		$338,565		$1,890,851		$1,673,000

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
DECEMBER 2010/2009

(In thousands)	2010	2009

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$43,363	$67,410
Accounts receivable	126,780	107,383
Inventories	190,390	162,148
Assets held for sale	2,446	—
Other current assets	19,020	31,599

TOTAL CURRENT ASSETS	381,999	368,540

OTHER ASSETS	11,455	4,478
INTANGIBLE ASSETS, NET	172,975	173,751
PROPERTY, PLANT AND EQUIPMENT, NET	222,151	230,099

TOTAL ASSETS	$788,580	$776,868

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$59,481	$49,664
Accrued liabilities	59,701	70,038
Current portion of long-term debt and capital leases	712	673

TOTAL CURRENT LIABILITIES	119,894	120,375

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	54,579	53,181
OTHER LIABILITIES	32,931	34,366
EQUITY	581,176	568,946

TOTAL LIABILITIES AND EQUITY	$788,580	$776,868

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE TWELVE MONTHS ENDED
DECEMBER 2010/2009

(In thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings attributable to controlling interest	$17,411	$24,272
Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	30,429	32,917
Amortization of intangibles	6,919	8,308
Expense associated with share-based compensation arrangements	2,418	1,597
Excess tax benefits from share-based compensation arrangements	(430)	(603)
Expense associated with stock grant plans	214	109
Deferred income taxes (credit)	(2,708)	4,744
Net earnings attributable to noncontrolling interest	2,430	473
Net loss (gain) on sale or impairment of assets	1,239	(773)
Changes in:
Accounts receivable	(18,428)	31,071
Inventories	(24,946)	31,522
Accounts payable	9,646	(862)
Accrued liabilities and other	5,143	(5,901)

NET CASH FROM OPERATING ACTIVITIES	29,337	126,874

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(26,950)	(15,604)
Investment in joint venture	—	(659)
Acquisitions, net of cash received	(6,529)	—
Proceeds from sale of property, plant and equipment	835	11,724
Purchase of product technology and non-compete agreement	(4,589)	—
Advances of notes receivable	(5,780)	(14)
Collections of notes receivable	227	171
Insurance proceeds	—	1,023
Other, net	13	30

NET CASH FROM INVESTING ACTIVITIES	(42,773)	(3,329)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under revolving credit facilities	2,109	(30,257)
Repayment of long-term debt	(744)	(19,207)
Borrowings of long-term debt	—	800
Proceeds from issuance of common stock	2,333	2,420
Purchase of addditional noncontrolling interest	(1,227)	(1,770)
Distributions to noncontrolling interest	(1,244)	(270)
Capital contribution from noncontrolling interest	450	14
Dividends paid to shareholders	(7,727)	(5,017)
Repurchase of common stock	(4,999)	(3,379)
Excess tax benefits from share-based compensation arrangements	430	603
Other, net	8	(72)

NET CASH FROM FINANCING ACTIVITIES	(10,611)	(56,135)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(24,047)	67,410

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	67,410	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$43,363	$67,410